             As filed with the Securities and Exchange Commission on
                               February 24, 1997.
                                                    Registration No. 33-88232


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO.1
                                       to
                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                         Commission File Number  33-10978
                                               -----------
                        Great Bay Power Corporation
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          (Exact name of registrant as specified in its charter)


         Cocheco Falls Millworks, 100 Main Street, Dover, NH 03820
                              (603) 742-3388
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  Common Stock, $0.01 par value per share
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         (Title of each class of securities covered by this Form)



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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)         [ ]            Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(1)(ii)        [ ]            Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(i)         [ ]            Rule 12h-3(b)(2)(ii)          [ ]
Rule 12g-4(a)(2)(ii)        [ ]            Rule 15d-6                    [X]
Rule 12h-3(b)(1)(i)         [ ]

     Approximate number of holders of record as of the certification or notice date:

     1
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Great
Bay Power Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    February 21, 1997         BY: /s/ John A. Tillinghast
                                       -----------------------------------